Exhibit (10)(a)

[SUTHERLAND ASBILL & BRENNAN LLP]

THOMAS E. BISSET

DIRECT LINE: (202) 383-0118

Internet:  thomas.bisset@sutherland.com

April 22, 2014

VIA EDGAR

Modern Woodmen of America

1701 1st Avenue

Rock Island, IL  61201

Re:          Modern Woodmen of America Variable Annuity Account

(File No. 333-63972)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 17 to the Registration Statement on Form N-4 for Modern Woodmen of America Variable Annuity Account (File No. 333-63972).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND, ASBILL & BRENNAN LLP

/s/ Thomas E. Bisset
Thomas E. Bisset